Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

EXHIBIT 5.1

September 7, 2021

1Life Healthcare, Inc.

One Embarcadero Center, 19th Floor

San Francisco, CA 94111

Ladies and Gentlemen:

You have requested our opinion, as counsel to 1Life Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,561,197 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), subject to outstanding options granted pursuant to the Third Amended and Restated Iora Health, Inc. 2011 Equity Incentive Plan (the “Iora Plan”).  Such awards were assumed by the Company and converted into options to purchase shares of Common Stock pursuant to the Agreement and Plan of Merger, dated as of June 6, 2021, by and among the Company, Iora Health, Inc., a Delaware corporation (“Iora”), SB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and Fortis Advisors LLC, solely in its capacity as the representative of the stockholders of Iora (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Iora Plan, (d) the Merger Agreement and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Iora Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: +1 650 843 5000  f: +1 650 849 7400  cooley.com

1Life Healthcare, Inc. One Embarcadero Center, 19th Floor San Francisco, CA 94111

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:  /s/ Matthew B. Hemington

Matthew B. Hemington

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: +1 650 843 5000  f: +1 650 849 7400  cooley.com